UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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F.N.B. Corporation

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One North Shore Center, 12 Federal Street, Suite 503, Pittsburgh, PA 15212

May 10, 2016

RE: 2016 Annual Meeting of Shareholders of F.N.B. Corporation

Dear Shareholder:

We recently learned that Institutional Shareholder Services (“ISS”) recommends that that you vote against our proposal to reincorporate F.N.B. Corporation (“F.N.B.”) from the State of Florida to the Commonwealth of Pennsylvania. We are disappointed that ISS has denied our request to change this recommendation. ISS has acknowledged that its initial report failed to consider that, in connection with the proposed reincorporation, F.N.B. would opt out of the anti-takeover provisions under Chapter 25 of the Pennsylvania Business Corporation Law. It appears that the sole objection of ISS to our reincorporation proposal now lies with the increase in the threshold support level for shareholders to call a special meeting to 25 percent, which is the lowest level permitted under the Pennsylvania law for a public corporation such as F.N.B. We believe ISS’ negative recommendation does not give sufficient weight to certain key facts:

•	We are providing our shareholders an unfettered right to call a special meeting once the threshold support level is met; and

•	20 – 25 percent is the most commonly implemented threshold among the other public companies which also provide this right.

Reasons for the Reincorporation

The Board of Directors of F.N.B. has determined that reincorporating from Florida to Pennsylvania, the home state of F.N.B., is in the best interests of the corporation and its shareholders. F.N.B. was originally incorporated as a Pennsylvania corporation in 1974 and reincorporated to Florida in 2001 because its senior management had planned to focus on growing the company’s Florida operations, which were subsequently spun-off in 2004. Since 2004, F.N.B. has re-focused on growing its business and operations in Pennsylvania and has experienced significant growth through this plan, nearly doubling in size. The majority of F.N.B.’s assets, operations and employees are now located in Pennsylvania, and its largest subsidiary, First National Bank of Pennsylvania, holds the number three retail deposit share position in the Pittsburgh, Pennsylvania, metropolitan statistical area as well as the Harrisburg-Carlisle metropolitan statistical area. F.N.B. has no operations or employees in Florida. Reincorporation to Pennsylvania will bring F.N.B. the benefits of home state incorporation and align its corporate identity with its business and operations. We believe that, after operating as a Florida corporation for more than a decade, operating as a Pennsylvania corporation will eliminate confusion among our customer base and bring the company increased banking opportunities within Pennsylvania, particularly from local governmental agencies, and generally facilitate management’s ability to execute other business initiatives which could potentially benefit our shareholders.

May 10, 2016

We urge you to carefully consider the Board of Directors’ recommendation and vote FOR the proposal to reincorporate F.N.B. from the State of Florida to the Commonwealth of Pennsylvania.

Regardless of how you vote, we look forward to your continued support as an investor of F.N.B.

Very truly yours,

James G. Orie

Chief Legal Officer and Corporate Secretary

JGO:ds

cc: Vincent J. Delie, Jr., F.N.B. President and CEO